The Target Portfolio Trust
For the period ended 12/31/05
File number 811-7064

SUB-ITEM 77-D

Policies With Respect to Security Investment

EXHIBITS

THE TARGET PORTFOLIO TRUST

Small Capitalization Value Portfolio

Supplement dated September 12, 2005
to
Prospectus dated February 25, 2005
_______________________________________________________
_____________________________

The Board of Trustees recently approved Vaughan
Nelson Investment Management, LP ("Vaughan Nelson") as an additional subadviser for the Small Capitalization
Value Portfolio of The Target Portfolio Trust (the
"Fund").  EARNEST Partners LLC, J.P. Morgan Investment
Management, Inc., NFJ Investment Group and Lee Munder
Investments Ltd. are the Fund's current subadvisers and will continue to be subadvisers for the Fund along with Vaughan Nelson.
To reflect the changes described above, the following sections of the prospectus are replaced or supplemented, as appropriate, as noted below:

The section of the Prospectus titled "How the Trust is Managed Advisers and Portfolio Managers" is supplemented by adding the following information about
Vaughan Nelson:

Vaughan Nelson Investment Management, L.P.

Vaughan Nelson Investment Management, L.P. (Vaughan
Nelson), is a Houston-based investment counseling firm, founded in 1970. Vaughan Nelson is a wholly owned subsidiary of IXIS Asset Management North America, L.P.
and operates independently with its own proprietary research process and investment team. As of March 31, 2005, Vaughan Nelson had over $3.9 billion in assets under management. The address of Vaughan Nelson is 600
Travis Street, Suite 6300, Houston, Texas 77002.

Vaughan Nelson's small cap value team consists of three members: Chris Wallis, the lead portfolio manager, Mark
Roach and Scott Weber.

Chris D. Wallis, CFA, Senior Portfolio Manager, has 13 years investment management, financial analysis and accounting experience. Prior to joining Vaughan Nelson in 1999, Mr. Wallis was an Associate at Simmons &
Company International. He graduated with a B.B.A. from Baylor University and M.B.A. from Harvard Business
School. Mark J. Roach, Portfolio Manager, has 13 years investment management and research experience. Prior to joining Vaughan Nelson in 2002, Mr. Roach was a Security Analyst with USAA. He graduated with a B.A.
from Baldwin Wallace College and M.B.A. from the University of Chicago-Graduate School of Business.
Scott J. Weber, CFA, Portfolio Manager, has 8 years of investment management and financial analysis experience. Prior to joining Vaughan Nelson in 2003, Mr. Weber was a Vice President-Investment Banking with
RBC Capital Markets. He graduated with a B.S. from the University of the South and M.B.A. from Tulane
University-A.B. Freeman School of Business.

1

2

___________________